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                                                                   Exhibit 10.16

                           CHANGE IN CONTROL AGREEMENT

                                                      _____________ ___, 200_

Dear _____________________,

         This letter agreement ("Agreement") will confirm the terms of certain compensation due to you by SoundBite Communications, Inc. and any successor (the "Company") in the event of a change in control of the Company.

         1. Upon the (i) sale by the Company, whether in cash or securities, of all or substantially all of its assets or (ii) merger or consolidation of the Company with or into another entity in a transaction where the shares of the Company's capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation (each of the foregoing being referred to as "Change in Control"), then 25% of all unvested stock, options, awards and purchase rights granted to you under any of the stock plans or stock option plans of the Company prior to such Change in Control shall immediately become fully vested and exercisable as of the effective date of a Change in Control. Notwithstanding the foregoing, the issuance by the Company of its capital stock in an equity financing, either in a private or public transaction, shall not constitute a Change in Control.

        2. Upon the occurrence of any one of the events set forth in (A), (B) or (C) below within six (6) months following the closing of a Change in Control, you will be entitled to receive 100% of all unvested stock, options, awards and purchase rights granted to you under any of the stock plans or stock option plans of the Company prior to the occurrence of any such event shall immediately become fully vested and exercisable as of the effective date of such event:

                (A) the termination of your employment for any reason other than Cause (as defined below); or

                (B) the substantial reduction in the scope or nature of your responsibilities, duties, authorities, position, powers or reporting structure or relationships in effect immediately prior to a Change in Control (other than for Cause); or

                (C) the Company moves your place of employment more than 50 miles from the location in effect immediately prior to a Change in Control.

        For purposes of this Agreement, "Cause" shall mean termination for any one of the following reasons: (x) your willful misconduct or gross negligence in the performance of your duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, you) or (y) criminal misconduct by you in connection with the performance of your duties as an employee and officer of the Company.

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        3.  Nothing in this Agreement is intended, or shall be construed, to restrict or otherwise limit the Company's right to terminate your employment with or without Cause and with or without notice. This letter is not a guarantee of continued employment, it being understood you are and continue to be employed at-will. The benefits set forth in this Agreement shall constitute liquidated damages and shall be your exclusive remedy for any claims arising under or in connection with this Agreement or the termination of your employment relationship as a result of a Change in Control.

        4. This Agreement shall constitute the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, agreements and/or discussions, whether written or oral, by or among the parties regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any written stock or stock option agreements between you and the Company (except as expressly modified hereby); (ii) any written agreements between you and the Company concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations; and (iii) any written agreements between you and the Company that do not relate to the subject matter hereof.

        5. You may not assign any rights or delegate any duties or obligations under this Agreement. The Company will require their respective assigns and successors to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Regardless of whether such an agreement is executed, this Agreement shall inure to the benefit of, and be binding upon, the Company's respective successors and assigns and your heirs, estate, legatees, executors, administrators, and legal representatives.

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         Please  indicate  your  acceptance  of this  Agreement  by signing  the enclosed copy of this letter and returning it to me.



                                      Very truly yours,


                                      SOUNDBITE COMMUNICATIONS, INC.


                                      ______________________________________
                                      Name:
                                      Title:
Accepted and Agreed:



_________________________________
Name:    _______________________
Title:   _______________________

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